Exhibit 99.1

Compelling Positive Results Reported from Human Liver Experiments with ContraVir Pharmaceuticals’ NASH Drug Candidate

- CRV431 Decreases Fibrosis and Key Biomarkers of Liver Disease in Pivotal Experimental Model -

EDISON, N.J., June 17, 2019 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”) and chronic viral infection, today announced findings from its first study with human precision cut liver slice cultures. Liver disease was simulated in this unique experimental model by application of the potent, profibrotic molecules, TGFβ and PDGF. Co-administration of ContraVir’s clinical phase drug candidate, CRV431, was found to be 100% effective at preventing fibrosis induction beyond baseline levels. CRV431 at clinically relevant concentrations also partially or completely blocked several genetic and protein biomarkers of inflammation (e.g. IL-6, MCP-1) and fibrosis (e.g. collagen, fibronectin, hyaluronic acid, TIMP-1).

In this experiment, CRV431 was more effective at preventing fibrosis than elafibranor, a dual PPAR α/δ agonist, and obeticholic acid (OCA), an FXR agonist, both Phase 3 NASH drug candidates which were tested simultaneously with CRV431. Elafibranor was 62% effective and OCA was 9% effective at preventing fibrosis, which was measured by Picrosirius Red staining. The beneficial effects of CRV431 on biomarkers of inflammation and fibrosis were similar to those of elafibranor and greater than those of OCA. CRV431 exerted its therapeutic activities at lower concentrations than the other two late-stage drugs, suggesting that CRV431 is a highly potent pharmaceutical agent. At the same time, CRV431 did not demonstrate any negative effects on liver biomarkers, further supporting the safety profile of CRV431.

The study was conducted by FibroFind, a spin-out contract research company from the Fibrosis Research Group at Newcastle University, Newcastle Upon Tyne UK, that spent two years optimizing this experimental model, called precision cut liver slices (“PCLS”). Dr. Jelena Mann, CEO of FibroFind commented, “Initial findings from this study are extremely encouraging and demonstrate exciting potential for CRV431 as a treatment for fibrotic diseases. We anticipate conducting further studies with CRV431 in this, and other models, to further investigate the beneficial effects of this molecule in greater detail.”

Dr. Robert Foster, CEO of ContraVir, commented, “The results from this study are highly meaningful because they come from fully intact samples of human livers. The closer that experimental models are to replicating what happens in the human body, the greater the likelihood that the therapeutic effects observed in the models will translate to human diseases.” Dr. Foster further added, “Precision cut liver slices adds to the growing list of experiments where CRV431 has demonstrated effectiveness and gives us great confidence in developing CRV431 for NASH and other liver diseases. These recent findings from FibroFind, taken together with our recent animal models demonstrating efficacy in NASH and fibrosis bode well for further advancement in the clinic.”

ContraVir is developing CRV431 for NASH, fibrosis and other liver diseases such as viral hepatitis and hepatocellular carcinoma. A Phase 1, single ascending dose study previously showed CRV431 to be safe and well tolerated in humans. Currently, CRV431 is being administered in a 28-day multiple ascending dose study.

About ContraVir Pharmaceuticals

ContraVir is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis virus infection (HBV, HCV, HDV). The company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilin enzymes, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products.  There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

ContraVir Investor Relations

(646) 274-3580

skilmer@contravir.com